EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement (No. 333-215734) on Form S-8 of Keane Group, Inc. of our report dated May 29, 2015, with respect to the consolidated financial statements of RockPile Energy Services, LLC, which comprise the consolidated balance sheet as of January 31, 2015, and the related consolidated statements of income, members’ equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Keane Group, Inc. dated August 3, 2017.
/s/ KPMG LLP
Denver, Colorado
August 3, 2017